Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1
to
RECEIVABLES PURCHASE AGREEMENT

Dated as of September 29, 2014

THIS AMENDMENT NO. 1 TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”) is entered into as of September 29, 2014 by and among LKQ Receivables Finance Company, LLC, a Delaware limited liability company (the “Seller”), LKQ Corporation, a Delaware corporation (the “Servicer”), the conduits party hereto (the “Conduits”), the financial institutions party hereto (together with the Conduits, the “Purchasers”), the managing agents party hereto (the “Managing Agents”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent (the “Administrative Agent”) for the Purchasers under the RPA (as defined below).
PRELIMINARY STATEMENTS

A.    The Seller, the Servicer, the Purchasers, the Managing Agents and the Administrative Agent are parties to that certain Receivables Purchase Agreement dated as of September 28, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “RPA”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the RPA.

B.    The Seller, the Servicer, the Purchasers, the Managing Agents and the Administrative Agent have agreed to amend the RPA on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.Amendments. Effective as of the date hereof, subject to the execution of this Amendment by the parties hereto and the satisfaction of the conditions precedent set forth in Section 1 below, the RPA is amended as follows:

(a)Section 5.1(p) of the RPA is amended and restated in its entirety as follows:

(p)    Not an Investment Company. The Seller (i) is not a “covered fund” under the Volcker Rule and (ii) is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute. In determining that the Seller is not a covered fund, the Seller either does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act of 1940 or is entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under 17 C.F.R. 75.10(c)(8).

(b)Section 5.1 of the RPA is amended to insert the following new clause (aa) at the end thereof:

(aa)    Anti-Corruption Laws and Sanctions. Policies and procedures have been implemented and are currently maintained by Servicer that are designed to achieve compliance by the

Transaction Parties and their respective Subsidiaries with Anti-Corruption Laws and applicable Sanctions, giving due regard to the nature of such Person’s business and activities, and each of the Transaction Parties, their respective Subsidiaries and their respective officers and employees and, to the knowledge of the Authorized Officers of each of the Transaction Parties, its respective officers, employees, directors and agents acting in such capacity in connection with or directly benefitting from the credit facility established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions, in each case in all material respects. None of (a) the Transaction Parties or any of their respective Subsidiaries or, to the knowledge of the Authorized Officers of the Transaction Parties, as applicable, any of their respective directors, officers, employees or agents that will act in such capacity in connection with or directly benefit from the credit facility established hereby, is a Sanctioned Person, and (b) the Transaction Parties nor any of their respective Subsidiaries is organized or resident in a Sanctioned Country. No proceeds of any purchase hereunder shall be used by any Transaction Party in any manner will violate Anti-Corruption Laws or applicable Sanctions.

(c)Section 7.1 of the RPA is amended to insert the following new clause (n) at the end thereof:

(n)    Anti-Corruption Laws and Sanctions. Servicer shall maintain and enforce policies and procedures that are designed in good faith and in a commercially reasonable manner to promote and achieve compliance, in the reasonable judgment of Servicer, by the Seller Party, each Originator and each of their respective Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, in each case giving due regard to the nature of such Person’s business and activities.

(d)Section 7.2 of the RPA is amended to insert the following new clause (h) at the end thereof:

(h)    Anti-Corruption Laws and Sanctions. Such Seller Party shall not (and will not permit any Originator to) use directly or indirectly, and each Seller Party shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use directly or indirectly, the proceeds of any purchase hereunder, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any party hereto under any applicable Sanctions or the violation of any Sanctions by any such Person.

(e)Section 10.2(a) of the RPA is amended and restated in its entirety as follows:

Section 10.2    Increased Cost and Reduced Return. (a) If any Regulatory Change (i) subjects any Purchaser or any Funding Source to any charge or withhold-ing on or with respect to any Funding Agreement or this Agreement or a Purchaser’s or Funding Source's obligations under a Funding Agreement or this Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser or any Funding Source of any amounts payable under any Funding Agreement or this Agreement (except for changes in the rate of tax on the overall net income of a Purchaser or Funding Source or taxes excluded by Section 10.1) or (ii) imposes, modifies or deems applicable any reserve, assessment, fee, tax (except for taxes excluded by Section 10.1), insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of a Funding Source or a Purchaser, or credit extended by a Funding Source or a Purchaser pursuant to a Funding Agreement or this Agreement or (iii) imposes any other condition the result of which is to increase the cost to a Funding Source or a Purchaser of performing its obligations under a Funding Agreement or this Agreement, or to reduce the rate of return on a Funding Source's or Purchaser’s capital as a consequence of its obligations under a Funding Agreement or this Agreement, or to reduce the amount of any sum received or receivable by a Funding Source or a Purchaser under a Funding Agreement or this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, the applicable Managing Agent shall notify the Seller of such Regulatory Change and upon demand by such Managing Agent, the Seller shall pay to such Managing Agent (for the benefit of the relevant Funding Source or Purchaser), such amounts charged to such Funding Source or Purchaser or such amounts to otherwise compensate such Funding Source or such Purchaser for such increased cost or such reduction; provided that such Managing Agent shall provide the Seller with at least ten (10) Business Days’ prior notice of any amounts payable under clause (iii) above. The term “Regulatory Change” shall mean (i) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein after the date hereof, or (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; provided that, for purposes of this definition, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (z) the United States bank regulatory rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modification to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted on December 15, 2009 and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

(f)The table appearing in the definition of “Concentration Limit” appearing in Exhibit I to the RPA is hereby amended and restated as follows:

Short-Term Debt Ratings	Concentration Percentage
At least A-1 by S&P and at least P-1 by Moody’s	14.00%
At least A-2 by S&P and at least P-2 by Moody’s	7.00%
At least A-3 by S&P and at least P-3 by Moody’s	4.67%
Any other Short-Term Debt Rating or Unrated by either S&P or Moody’s	3.50%

(g)Clause (iv) of the definition of “Eligible Receivable” appearing in Exhibit I to the RPA is hereby amended and restated as follows:

(iv)which (a) by its terms is due and payable within 120 days of the original billing date therefor, (b) has not had its payment terms extended and (c) has not had its original billing date changed for any portion thereof,

(h)The definition of “LIBO Rate” appearing in Exhibit I to the RPA is hereby amended and restated as follows:

“LIBO Rate” means the rate per annum equal to the sum of (a) the rate appearing on a Bloomberg screen Bloomberg US2001M as of 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Settlement Period, and having a maturity equal to one (1) month; provided that, (x) Bloomberg screen Bloomberg US2001M is not available to the Administrative Agent for any reason, the applicable LIBO Rate for the relevant Settlement Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Settlement Period, and having a maturity equal to one (1) month, and (y) if no such rate is available to the Administrative Agent, the applicable LIBO Rate for the relevant Settlement Period shall instead be the rate determined by the Administrative Agent to be the rate at which BTMU offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Settlement Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to one (1) month, divided by (b) one (1) minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Administrative Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Settlement Period. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1.00%.

(i)The definition of “Liquidity Termination Date” appearing in Exhibit I to the RPA is hereby amended and restated as follows:

“Liquidity Termination Date” means October 2, 2017.

(j)The definition of “Loss Reserve Floor Percentage” appearing in Exhibit I to the RPA is hereby amended and restated as follows:

“Loss Reserve Floor Percentage” means 14.0%.

(k)The definition of “Net Receivables Balance appearing in Exhibit I to the RPA is hereby amended and restated as follows:

“Net Receivables Balance” means, at any time, the Eligible Receivables Balance at such time reduced by (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor, (ii) the aggregate amount by which the Outstanding Balance of Extended Payment Term Receivables (after giving effect to the reduction in clause (i) above) exceeds 2.00% of the Outstanding Balance of all Eligible Receivables, (iii) the Credit Memo Reserve times 1.25 and (iv) the Accrual for Rebates and Discounts at such time.

(l)The definition of “Purchase Limit” appearing in Exhibit I to the RPA is hereby amended and restated as follows:

“Purchase Limit” means $97,000,000, as such amount may be increased in accordance herewith.

(m)Exhibit I to the RPA is amended to add the following new defined terms in appropriate alphabetical order therein:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Seller Parties or their Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Extended Payment Term Receivable” means a Receivable which by its terms is due and payable later than 60 days but within 120 days of the original billing date therefor.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions, including, without limitation, on September 29, 2014, Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means, at any time, (a) any Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, and (b) any Person controlled by any such Person.

“Sanctions” means economic, financial or other sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or other relevant sanctions authority, including the U.S. and Canada.

“Transaction Parties” means, collectively, the Seller Parties and each Originator.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder

(n)Schedule A of the RPA is amended and restated in its entirety in the form attached as Exhibit 1 hereto.

Section 2.Conditions Precedent. This Amendment shall become effective and be deemed effective, as of the date first above written, upon receipt by the Administrative Agent of (a) one copy of this Amendment duly executed by each of the parties hereto and (b) one copy of that certain amended and restated fee letter, dated as of the date hereof, duly executed by each of the parties thereto.

Section 3.Covenants, Representations and Warranties of the Seller and the Servicer.

(a)Upon the effectiveness of this Amendment, each of the Seller and the Servicer hereby reaffirms all covenants, representations and warranties made by it in the RPA, as amended, and agrees that all such covenants, representations and warranties shall be deemed to have been re-made as of the effective date of this Amendment.

(b)Each of the Seller and the Servicer hereby represents and warrants as to itself (i) that this Amendment constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity which may limit the availability of equitable remedies and (ii) upon the effectiveness of this Amendment, that no event shall have occurred and be continuing which constitutes an Amortization Event or a Potential Amortization Event.

Section 4.Fees, Costs, and Expenses. Without limiting the rights of the Administrative Agent, the Managing Agents and the Purchasers set forth in the RPA and the other Transaction Documents, the Seller agrees to pay on demand all reasonable fees and out-of-pocket expenses of external counsel and auditors for the Administrative Agent, the Managing Agents and the Purchasers incurred in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered in connection herewith, with respect to advising the Administrative Agent, the Managing Agents and the Purchasers as to their rights and responsibilities hereunder and thereunder and in connection with the follow-up monitoring and auditing related to the Receivables reporting.

Section 5.Reference to and Effect on the RPA.

(a)Upon the effectiveness of this Amendment, each reference in the RPA to “this Agreement,” “hereunder,” “hereof,” “herein,” “hereby” or words of like import shall mean and be a reference to the RPA as amended hereby, and each reference to the RPA in any other document, instrument or agreement executed and/or delivered in connection with the RPA shall mean and be a reference to the RPA as amended hereby.

(b)Except as specifically amended hereby, the RPA and other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Purchaser, any Managing Agent or the Administrative Agent under the RPA or any of the other Transaction Documents, nor constitute a waiver of any provision contained therein.

Section 6.GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Section 7.Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

Section 8.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first set forth above by their respective officers thereto duly authorized, to be effective as herein above provided.

LKQ RECEIVABLES FINANCE COMPANY, LLC, as Seller

By:	/S/ JOHN S. QUINN
	Name:	John S. Quinn
	Title:	Vice President and CFO

LKQ CORPORATION, as Servicer

By:	/S/ VICTOR M. CASINI
	Name:	Victor M. Casini
	Title:	Senior Vice President

Signature Page to Amendment No. 1
to Receivables Purchase Agreement

VICTORY RECEIVABLES CORPORATION, as a Conduit

By:	/S/ DAVID V. DeANGELIS
	Name:	David V. DeAngelis
	Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Financial Institution, as Administrative Agent and as a Managing Agent

By:	/S/ ERIC WILLIAMS
	Name:	Eric Williams
	Title:	Managing Director

Signature Page to Amendment No. 1
to Receivables Purchase Agreement

EXHIBIT 1

SCHEDULE A

COMMITMENTS; PURCHASER GROUPS

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Managing Agent:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Group Purchase Limit:	$97,000,000
Conduit:	Victory Receivables Corporation
Conduit Purchase Limit:	$97,000,000
Financial Institution:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Commitment:	$97,000,000